                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     ---------------------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          HARRAH'S ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

      DELAWARE                                           62-1411755
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                               ONE HARRAH'S COURT
                             LAS VEGAS, NEVADA 89119
                    (Address of Principal Executive Offices)

       HARRAH'S ENTERTAINMENT, INC. 2001 BROAD-BASED STOCK INCENTIVE PLAN
                            (Full title of the plan)

                                  BRAD L. KERBY
                               CORPORATE SECRETARY
                     ONE HARRAH'S COURT, LAS VEGAS, NV 89119
                                 (702) 407-6000
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

                         CALCULATION OF REGISTRATION FEE

=================================================================================
Title of Securities to   Amount to be  Proposed     Proposed         Amount of
be Registered            Registered    Maximum      Maximum          Registration
                         (1)           Offering     Aggregate        Fee
                                       Price Per    Offering Price
                                       Share (2)    (2)
---------------------------------------------------------------------------------
Common stock, par value     390,000      $36.755      $14,334,450     $3,583.60
$0.10 per share
=================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2) For purposes of computing the registration fee only, pursuant to Rule 457(h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices reported on the New York Stock Exchange on June 21, 2001.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10 (A) PROSPECTUS

      The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10 (a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

      The Company hereby states that the documents listed in (a) through (c) below are incorporated herein by reference and that all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

      (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

      (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 dated December 13, 1989, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

            The legality of the securities registered hereby has been passed upon by Brad L. Kerby, Corporate Secretary and Associate General Counsel of the Company. At the time of filing this Registration Statement, Mr. Kerby owned 3,880 shares of Common Stock and holds options for 12,165 shares of Common Stock, which options have been issued under the Company's 1990 Stock Option Plan, as amended.

Item 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit, or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that a Delaware corporation may purchase insurance on behalf of any such director, officer, employee or agent.

      Article Tenth of our Certificate of Incorporation provides for indemnification of our officers and directors to the full extent permitted by the Delaware General Corporation Law.

      We have entered into Indemnification Agreements with our directors, executive officers and certain other officers. Generally, the Indemnification Agreements provide that we will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. "Claim" is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by us or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. "Indemnifiable Event" is defined as any event or occurrence related to the fact that indemnitee is or was our director, officer, employee, trustee, agent or fiduciary, or is or was serving at our request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the indemnitee in any such capacity. Notwithstanding the foregoing, (i) our obligation to indemnify the indemnitee shall be subject to the condition that the reviewing party shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that the indemnitee would not be permitted to be indemnified under applicable law and (ii) our obligation to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that the indemnitee would not be permitted to be so indemnified under applicable law, we will be entitled to be reimbursed by the indemnitee (who has agreed to reimburse us for any amounts theretofore paid; provided, that if the indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that the indemnitee should be indemnified under applicable law, any determination made by the reviewing party that the indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the indemnitee shall not be required to reimburse us for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

      We carry insurance policies which cover our individual directors and officers for legal liability and which would pay on our behalf for expenses of indemnifying directors and officers in accordance with our Certificate of Incorporation.

      Under the merger agreements pursuant to which we acquired Showboat, Inc., Rio Hotel & Casino, Inc., and Players International, Inc., we agreed to indemnify each person that served as a director and officer of Showboat, Rio, and Players prior to the merger against all liabilities arising out of the fact that such person was an officer or director of such entities to the full extent that would have been permitted under Nevada law and the articles of incorporation or bylaws of such entities. We also agreed to maintain in effect for six years directors' and officers' liability insurance policies for each of the directors and officers of Showboat, Rio, and Players with coverage at least as favorable (subject to certain limitations) as the coverage provided to such persons prior to the merger of Showboat, Rio or Players, as the case may be.

      Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under
Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of our Certificate of Incorporation eliminates the liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

Item 8.     EXHIBITS


Exhibit No.             Description
-----------             -----------

*EX-4.1           Harrah's Entertainment, Inc. 2001 Broad-Based Stock Incentive
                  Plan.

*EX-5 Opinion of Brad L. Kerby as to the legality of the securities being registered hereby.

*EX-23.1          Consent of Brad L. Kerby (included as part of Exhibit 5).

*EX-23.2 Consent of Arthur Andersen LLP, independent public accountants.

*EX-23.3 Consent of Deloitte & Touche LLP, independent public accountants.

*EX-24 Power of Attorney (incorporated into the signature pages hereof).

----------
*  Filed herewith.
                                       -4-

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on June 26, 2001.

                                    HARRAH'S ENTERTAINMENT, INC.



                                    By:   /s/ BRAD L. KERBY
                                          --------------------------------------
                                          Brad L. Kerby
                                          Corporate Secretary

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Philip G. Satre, Stephen H. Brammell, and Brad L. Kerby and each of them, either one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

      Signature                     Title                           Date
      ---------                     -----                           ----


/s/ JAMES B. FARLEY                 Director                     June 26, 2001
----------------------------
  (James B. Farley)


/s/ JOE M. HENSON                   Director                     June 26, 2001
----------------------------
  (Joe M. Henson)


/s/ RALPH HORN                      Director                     June 26, 2001
----------------------------
  (Ralph Horn)

      Signature                     Title                          Date
      ---------                     -----                          ----


/s/ GARY W. LOVEMAN                 Director, President and      June 26, 2001
----------------------------        Chief Operating Officer
   (Gary W. Loveman)



/s/ R. BRAD MARTIN                  Director                     June 26, 2001
----------------------------
  (R. Brad Martin)


/s/ ROBERT G. MILLER                Director                     June 26, 2001
----------------------------
  (Robert G. Miller)


/s/ WALTER J. SALMON                Director                     June 26, 2001
----------------------------
  (Walter J. Salmon)


/s/                                 Director, Chairman, and      June 26, 2001
----------------------------        Chief Executive Officer
  (Philip G. Satre)


/s/ BOAKE A. SELLS                  Director                     June 26, 2001
----------------------------
  (Boake A. Sells)


/s/ EDDIE N. WILLIAMS               Director                     June 26, 2001
----------------------------
  (Eddie N. Williams)


/s/ ANTHONY D. McDUFFIE             Vice President, Assistant    June 26, 2001
----------------------------        Controller and
  (Anthony D. McDuffie)             Principal Accounting Officer

                                  EXHIBIT INDEX


Exhibit No.             Description                      Sequential Page No.
-----------             -----------                      -------------------

*EX-4.1           Harrah's Entertainment, Inc.
                  2001 Broad-Based Stock
                  Incentive Plan

*EX-5             Opinion of Brad L. Kerby
                  as to the legality of the
                  securities being registered hereby.

*EX-23.1          Consent of Brad L. Kerby
                  (included as part of Exhibit 5).

*EX-23.2          Consent of Arthur Andersen LLP,
                  independent public accountants.

*EX-23.3          Consent of Deloitte & Touche LLP,
                  independent public accountants.

*EX-24            Power of Attorney (incorporated
                  into the signature pages hereof).


------------
*   Filed herewith.










                                       -7-